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                                                                  EXHIBIT (d)(3)


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       THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS COVERING SECURITIES
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.
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                                   MEMORANDUM


                                  March 6, 2000


TO: Participants in the BMC Software, Inc. 1994 Employee Incentive Plan, as Amended and Restated Effective as of August 25, 1997

FROM:    BMC Software, Inc.

RE: BMC Software, Inc. 1994 Employee Incentive Plan, as Amended and Restated as of August 25, 1997
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THE COMPANY HAS FILED WITH THE COMMISSION A FORM S-8 REGISTRATION STATEMENT
(REGISTRATION NO. 033-63411) WITH RESPECT TO THE OFFER AND SALE OF COMMON STOCK PURSUANT TO THE PLAN. THIS MEMORANDUM AND CERTAIN DOCUMENTS INCORPORATED BY REFERENCE IN THE REGISTRATION STATEMENT TOGETHER CONSTITUTE THE PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT.

                            SUMMARY PLAN DESCRIPTION

         This memorandum highlights some of the important terms of the Plan. Unless the context otherwise requires, capitalized terms included in this memorandum have the meanings ascribed to them under the caption "Definitions" at the end of this memorandum.

         Upon request, the Company will provide without charge to you, a copy of the Plan and a copy of the documents incorporated by reference in the Registration Statement (other than exhibits thereto not incorporated by reference into such documents), as well as any other documents required to be delivered to you pursuant to Rule 428(b) under the Securities Act. Such requests should be directed to the attention of the Secretary, BMC Software, Inc., 2101 City West Boulevard, Houston, Texas 77042, telephone number 713-918-8800. The Company's annual report to shareholders for the fiscal year ended March 31, 1999, is available at www.bmc.com/corporate/invrels/1999AR/ index.htm and is hereby delivered to you.

GENERAL PLAN INFORMATION

         The purpose of the Plan is to provide a means through which the Company and its subsidiaries may attract able persons to enter the employ of the Company and to provide a means whereby those individuals can acquire and maintain stock ownership, thereby strengthening their concern for the welfare of the Company and their desire to remain in its service. A further purpose of the Plan is to provide such individuals with additional incentive and reward opportunities designed to enhance the profitable growth of the Company.

GRANT OF OPTIONS AND RESTRICTED STOCK AWARDS; SHARES SUBJECT TO THE PLAN

         The aggregate number of shares of Common Stock that may be subject to Awards granted under the Plan may not exceed 44,000,000 shares, subject to certain adjustments. If an Award lapses or the rights of its Holder terminate, then the shares of Common Stock covered by such Award will again be available for Awards under the Plan. With respect to any one individual, the maximum number of shares of Common Stock that may, during the term of the Plan, be subject to Awards of any type is 4,000,000 (subject to certain adjustments). Any shares of Common Stock delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued shares or previously issued shares of Common Stock reacquired by the Company. Shares will be deemed to have been issued under the Plan only to the extent actually issued and delivered pursuant to an Award or to the extent an Award is settled in cash.

ELIGIBILITY

         Awards may be granted only to persons who, at the time of grant, are employees. Awards may not be granted to any Director who is not an employee. An Award may be granted to the same individual on more than one occasion. Subject to the limitations set forth in the Plan, an Award may include an Incentive Stock Option, a Nonstatutory Option, a Restricted Stock Award, or any combination thereof.

ADMINISTRATION

         The Plan is administered by the Committee. Subject to the terms of the Plan, the Committee has sole authority, in its discretion, to determine: (i) which employees will receive an Award, (ii) when an Award will be made, (iii) the types of Awards to be granted under the Plan and (iv) the number of shares of Common Stock that will be subject to each Option or Restricted Stock Award. In making such determinations, the Committee will take into account the nature of the services rendered by the respective employees, their present and potential contribution to the Company's success and such other factors as the Committee in its discretion may deem relevant.

         Subject to the provisions of the Plan, the Committee is authorized to construe the Plan and any agreements relating to Awards, to prescribe such rules relating to the Plan as it may deem advisable to carry out the Plan, and to determine the terms, restrictions and provisions of each Award, including such terms, restrictions and provisions as shall be requisite in the judgment of the Committee to cause designated Options to qualify as Incentive Stock Options, and to make all other determinations necessary or advisable for administering the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any agreement relating to an Award in the manner and to the extent it deems expedient to carry it into effect. The determinations of the Committee on these matters is conclusive.

OPTIONS

         TYPES; TERM; EXERCISE. The Plan provides for two types of Options:
Incentive Stock Options and Nonstatutory Options (Options that are not Incentive Stock Options). An Option will have the term, and will be exercisable in whole or in such installments and at such times as, specified by the Committee at the time of grant.

         OPTION PRICE. Subject to the special limitations on Incentive Stock Options described below, the purchase price per share of Common Stock subject to an Option will be determined by the Committee, but will not be less than the Fair Market Value of a share of Common Stock on the date of grant of such Option. The purchase price of shares of Common Stock to be purchased upon the exercise of an Option or portion thereof must be paid in full in the manner prescribed by the Committee.

         OPTION AGREEMENT. Each Option will be evidenced by an Option Agreement in a form approved by the Committee. An Option Agreement will specify the effect of termination of employment on the exercisability of the Option and may provide that the Option and certain gains from the exercise of the Option are subject to forfeiture if the Holder of the Option competes with the Company within one year following termination of employment. An Option Agreement may also include provisions relating to vesting and any other matters not inconsistent with the Plan that the Committee in its sole discretion determines. Further, an Option Agreement may authorize and provide for a "cashless exercise" of the Option upon such terms and conditions as the Committee may determine. Moreover, an Option Agreement may provide for the payment of the purchase price of shares of Common Stock to be purchased upon the exercise of an Option or portion thereof, in whole or in part, by delivery of a number of shares of Common Stock (plus cash if necessary) having a Fair Market Value equal to such purchase price. In addition, an Option Agreement may provide for the surrender of the right to purchase shares under the Option in return for a payment in cash or shares of Common Stock (or a combination of cash and shares) equal in value to the excess of the Fair Market Value of the shares with respect to which the right to purchase is surrendered over the option price therefor ("Stock Appreciation Rights"), on such terms and conditions as the Committee may prescribe. The terms and conditions of the respective Option Agreements need not be identical.

         SHAREHOLDER RIGHTS AND PRIVILEGES. A Holder will be entitled to all the privileges and rights of a shareholder only with respect to such shares of Common Stock as have been purchased under an Option and for which stock certificates have been registered in such Holder's name.

         SPECIAL LIMITATIONS ON INCENTIVE STOCK OPTIONS. No Incentive Stock Option may be granted to an individual if, at the time the Option is granted, such individual owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of its parent or any subsidiary corporation unless (i) at the time such Option is granted the option price is at least 110% of the Fair Market Value of the Common Stock subject to the Option and (ii) such Option by its terms is not exercisable after the expiration of five years from the date of grant.

         To the extent that the aggregate Fair Market Value (determined at the time each relevant Incentive Stock Option is granted) of Common Stock subject to Incentive Stock Options that are exercisable for the first time by an employee during any calendar year under all incentive stock option plans of the Company and its parent and subsidiary corporations exceeds $100,000, such Incentive Stock Options will be treated as Nonstatutory Options. The Committee will determine, in accordance with applicable provisions of the Code, Treasury Regulations and other administrative pronouncements, which of an optionee's Incentive Stock Options will no longer constitute Incentive Stock Options because of such limitation and will notify the optionee of such determination as soon as practicable after such determination.

RESTRICTED STOCK AWARDS

         RIGHTS AS A SHAREHOLDER. Shares of Common Stock subject to a Restricted Stock Award will be represented by a stock certificate registered in the name of the Holder of such Award. The Holder will have the right to receive dividends, vote the shares and enjoy all other shareholder rights during the Restriction Period, except that (i) the Holder will not be entitled to delivery of the stock certificate representing the shares until the Restriction Period has expired,
(ii) the Company will retain custody of the Common Stock during the Restriction Period, (iii) the Holder may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Common Stock during the Restriction Period and (iv) a breach of the terms or a failure to satisfy the conditions established by the Committee pursuant to the Restricted Stock Agreement will cause a forfeiture of the Restricted Stock Award.

         FORFEITURE RESTRICTIONS. A Restricted Stock Award will be subject to restrictions on disposition by a Holder and an obligation of the Holder to forfeit and surrender the shares to the Company under certain circumstances (the "Forfeiture Restrictions"). The Forfeiture Restrictions will be determined by the Committee, and each Restricted Stock Award may have different Forfeiture Restrictions. The Committee may provide that the Forfeiture Restrictions will lapse upon (i) the attainment of one or more performance targets established by the Committee that are based on (1) the price of a share of Common Stock, (2) the Company's earnings per share, (3) the Company's market share, (4) the market share of a business unit of the Company designated by the Committee, (5) the Company's sales, (6) the sales of a business unit of the Company designated by the Committee, or (7) the return on shareholders' equity achieved by the Company, (ii) the Holder's continued employment with the Company for a specified period of time, (iii) the occurrence of any event or the satisfaction of any other condition specified by the Committee in its sole discretion, or (iv) a combination of any of the foregoing. At the time of a Restricted Stock Award, the Committee may prescribe any additional restrictions, terms or conditions not inconsistent with the terms of the Plan relating to such Award, including rules pertaining to the termination of a Holder's employment (by retirement, disability, death or otherwise). Such additional restrictions, terms and conditions will be set forth in a Restricted Stock Agreement entered into in connection with the Award.

         PAYMENT FOR RESTRICTED STOCK. The Committee will determine the amount and form of any payment for Common Stock received pursuant to a Restricted Stock Award, provided that in the absence of such a determination, a Holder will not be required to make any payment for Common Stock received pursuant to a Restricted Stock Award, except to the extent otherwise required by law.

         RESTRICTED STOCK AGREEMENT. At the time any Restricted Stock Award is made, the Company and the Holder will enter into a Restricted Stock Agreement setting forth such matters, consistent with the Plan, as the Committee may determine to be appropriate. The terms and provisions of the respective Restricted Stock Agreements need not be identical.

RECAPITALIZATION OR REORGANIZATION

         SUBDIVISION; CONSOLIDATION; STOCK DIVIDEND. If the Company effects a subdivision or consolidation of shares of Common Stock or the payment of a stock dividend on Common Stock without receipt of consideration by the Company, the number of shares of Common Stock with respect to which an Option then outstanding may thereafter be exercised, (i) in the event of an increase in the number of outstanding shares, will be proportionately increased, and the purchase price per share will be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, will be proportionately reduced, and the purchase price per share will be proportionately increased.

         RECAPITALIZATION. If the Company recapitalizes or otherwise changes its capital structure, thereafter, upon the exercise of any Option outstanding at the time of such change, the Holder will be entitled to purchase pursuant to such Option, in lieu of the number of shares of Common Stock that otherwise would have been subject to such Option, the number and class of shares of stock and securities to which the Holder would have been entitled pursuant to the terms of the recapitalization if, immediately prior to such recapitalization, the Holder had been the holder of record of the number of shares of Common Stock then subject to such Option.

         CORPORATE CHANGE. If a Corporate Change occurs, the Committee, in its discretion, will act to effect one or more of the following alternatives with respect to outstanding Options, which may vary among individual Holders and may vary among Options held by any individual Holder: (i) accelerate the time at which Options then outstanding may be exercised so that such Options may be exercised in full for a limited period of time on or before a specified date (before or after such Corporate Change) fixed by the Committee, after which specified date all unexercised Options and all rights of Holders thereunder will terminate, (ii) require the mandatory surrender to the Company by selected Holders of some or all of the outstanding Options held by such Holders (irrespective of whether such Options are then exercisable under the provisions of the Plan) as of a date, before or after such Corporate Change, specified by the Committee, in which event the Committee will thereupon cancel such Options and the Company will pay to each Holder an amount of cash per share of Common Stock equal to the excess, if any, of the Change of Control Value of the shares of Common Stock subject to such Option over the exercise price(s) under such Options for such shares of Common Stock, (iii) make such adjustments to Options then outstanding as the Committee deems appropriate to reflect such Corporate Change (provided, however, that the Committee may determine in its sole discretion that no adjustment is necessary to Options then outstanding) or (iv) provide that thereafter upon any exercise of an Option theretofore granted the Holder will be entitled to purchase under such Option, in lieu of the number of shares of Common Stock then covered by such Option, the number and class of shares of stock or other securities or property (including cash) to which the Holder would have been entitled pursuant to the terms of the agreement of merger, consolidation or sale of assets and dissolution if, immediately prior to such merger, consolidation or sale of assets and dissolution, the Holder had been the holder of record of the number of shares of Common Stock then subject to such Option. The provisions of the Plan described above will not terminate any rights of the Holder to further payments pursuant to any other agreement with the Company following a Corporate Change.

         With respect to any Restricted Stock Award, if a Corporate Change occurs, the Committee may, in its discretion and as of a date determined by the Committee, fully vest any or all then outstanding Common Stock awarded to the Holder pursuant to such Restricted Stock Award. As of the date of such vesting, all restrictions applicable to such Restricted Stock Award will terminate. Any such action by the Committee may vary among individual Holders and may vary among the Restricted Stock Awards held by any individual Holder.

         OTHER CHANGES. In the event of changes in the outstanding Common Stock by reason of recapitalization, reorganizations, mergers, consolidations, combinations, split-offs, spin-offs, split-ups, exchanges or other relevant changes in capitalization occurring after the date of grant of any Award and not otherwise provided for above, any outstanding Awards and any agreements evidencing such Awards will be subject to adjustment by the Committee in its discretion as to the number and price of shares of Common Stock or other consideration subject to such Awards. In the event of any such change in the outstanding Common Stock, the aggregate number of shares available under the Plan and the maximum number of shares that may be subject to Awards granted to any one individual may be appropriately adjusted by the Committee, whose determination will be conclusive.

         NO EFFECT ON POWERS; ISSUANCES OF SECURITIES. The existence of the Plan and Awards granted thereunder will not affect in any way the right or power of the Board or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company's capital structure or its business, any merger or consolidation of the Company, any issuance of debt or equity securities, the dissolution or liquidation of the Company or any sale, lease, exchange or other disposition of all or any part of its assets or business or any other corporate act or proceeding. Except as provided above, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, and in any case whether or not for fair value, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to outstanding Awards or the purchase price per share, if applicable.

AMENDMENT, TERM AND TERMINATION OF THE PLAN

         The Board has the right to alter or amend the Plan; provided that no change in any outstanding Award may be made that would impair the rights of the Holder without the consent of the Holder and further provided that the Board may not, without approval of the shareholders of the Company, amend the Plan to increase the maximum number of shares of Common Stock that may be issued under the Plan or change the class of individuals eligible to receive Awards under the Plan. No further Awards may be granted under the Plan after August 25, 2007. The Board in its discretion may terminate the Plan at any time with respect to any shares of Common Stock that are not subject to previous Awards. The Plan will remain in effect until all Awards granted under the Plan have been satisfied or have expired.

RESTRICTIONS ON AWARD TRANSFERS

         An Incentive Stock Option is not transferable other than by will or the laws of descent and distribution, and is exercisable during the Holder's lifetime only by such Holder or the Holder's guardian or legal representative. Other Awards under the Plan are not transferable otherwise than (i) by will or the laws of descent and distribution, (ii) pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA or the rules thereunder, or (iii) with the consent of the Committee.

COMPLIANCE WITH SECURITIES LAWS; OTHER LIMITATIONS

         RESTRICTIONS ON RESALES BY AFFILIATES. The Company has not filed a registration statement, and no prospectus is available, with respect to reoffers or resales of securities acquired under the Plan by persons deemed to be "affiliates" of the Company, which would include all executive officers of the Company. Such reoffers or resales may be made only pursuant to a registration statement under the Securities Act or pursuant to Rule 144 promulgated thereunder or another exemption from applicable registration requirements. Affiliates of the Company also are subject to certain volume limitations pursuant to Rule 144. The Committee may cause a legend or legends to be put on any certificates representing shares of Common Stock or other securities to make appropriate reference to such restrictions.

         SECTION 16(b). Section 16(b) of the Exchange Act generally provides that any profit realized (or loss avoided) by, among others, an executive officer of the Company who purchases and sells, or sells and purchases, any equity security of the Company (including a security with a value derived from an equity security, such as an Option) within any period of less than six months will inure to and be recoverable by, or on behalf of, the Company. If, however, the Plan meets certain requirements of Rule 16b-3 under the Exchange Act, acquisitions of Options and Common Stock (including Common Stock acquired upon the exercise of an Option or pursuant to a Restricted Stock Award) will be exempt from the provisions of Section 16(b) (although not from the reporting requirements under Section 16(a) discussed below). Sales of Common Stock (including Common Stock acquired upon the exercise of an Option or pursuant to a Restricted Stock Award) in the open market are, however, NEVER exempt from
Section 16(b). The Company intends to administer the Plan to comply with the exemption afforded by Rule 16b-3. The Plan may, however, permit the Board to grant Awards and otherwise administer the Plan in a way that does not comply with that exemption. Accordingly, persons subject to the provisions of Section 16 are strongly encouraged to consult with the Company's General Counsel or other legal counsel to determine whether the exemption is available with respect to a particular transaction.

         SECTION 16(a). Generally, all transactions by executive officers of the Company in Options and in Common Stock (including Common Stock acquired upon the exercise of an Option or pursuant to a Restricted Stock Award) must be reported to the Commission pursuant Section 16(a) of the Exchange Act. Executive officers must report each Option exercise and each sale of Common Stock (including Common Stock acquired upon the exercise of an Option or pursuant to a Restricted

Stock Award), as well as certain other transactions relating to Awards that do not meet the exemption afforded by Rule 16b-3, on Form 4 within ten days after the close of the calendar month in which the exercise, sale of stock or other transaction occurs. Other transactions with respect to Awards may be reported annually on Form 5 (or voluntarily on Form 4). The Section 16(a) reporting requirements are complex and executive officers are strongly encouraged to consult with the Company's General Counsel or other legal counsel to ascertain any applicable reporting requirements promptly after effecting any transaction with respect to an Award or Common Stock. The Company is required to disclose in its annual proxy statement any failure by an executive officer to comply with the Section 16(a) reporting requirements.

         INSIDER TRADING. No individual may purchase or sell Common Stock (including Common Stock acquired upon the exercise of an Option or pursuant to a Restricted Stock Award) while in possession of material nonpublic information. Employees are required to comply with the Company's policies with respect to trading in Common Stock as such policies may from time to time be in effect.

         GENERAL RESTRICTIONS ON RESALE. Subject to the prohibition on insider trading and the policies of the Company from time to time in effect, Holders who are not "affiliates" of the Company generally may sell Common Stock (including shares acquired upon the exercise of an Option or pursuant to a Restricted Stock Award) through the NASDAQ-National Market System at prices prevailing at the time of sale, with such optionees paying brokerage commissions and applicable transfer taxes, or in negotiated transactions or otherwise. All shares of Common Stock or other securities delivered under the Plan will, however, be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Commission, any stock exchange upon which the Common Stock or other securities are then listed and any applicable federal or state securities laws, and the Committee may cause a legend or legends to be put on any certificates representing such shares of Common Stock or other securities to make appropriate reference to such restrictions.

         REGISTRATION REQUIREMENTS. The Company is not obligated to issue any shares of Common Stock pursuant to any Award granted under the Plan if the offering and sale of such shares has not been registered under the Securities Act and such other state and federal laws, rules or regulations as the Company or the Committee deems applicable and, in the opinion of legal counsel for the Company, there is no exemption from the registration requirements of such laws, rules or regulations available for the offering and sale of such shares.

MISCELLANEOUS

         NO RIGHT TO AN AWARD. Neither the adoption of the Plan by the Company nor any action of the Board or the Committee will be deemed to give an employee any right to be granted an Award except as may be evidenced by an Option Agreement or Restricted Stock Agreement duly executed on behalf of the Company, and then only to the extent and on the terms and conditions expressly set forth therein.

         NO EMPLOYMENT RIGHTS CONFERRED. The Plan does not (i) confer upon any employee any right with respect to continuation of employment with the Company or any subsidiary or (ii) interfere in any way with the right of the Company or any subsidiary to terminate his or her employment at any time.

         NO FRACTIONAL SHARES. No fractional shares of Common Stock will be delivered, nor will any cash in lieu of fractional shares be paid.

         WITHHOLDING. The Company has the right to deduct in connection with all Awards any taxes required by law to be withheld and to require any payments required to enable it to satisfy its withholding obligations.

         NO RESTRICTION ON CORPORATE ACTION. Nothing contained in the Plan may be construed to prevent the Company or any subsidiary from taking any corporate action that is deemed by the Company or such subsidiary to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Award made under the Plan. No employee, beneficiary or other person will have any claim against the Company or any subsidiary as a result of any such action.

UNITED STATES FEDERAL INCOME TAX EFFECTS OF PLAN PARTICIPATION

         STATUS OF OPTIONS. Options granted under the Plan may be either Incentive Stock Options or Nonstatutory Options. The United States federal income tax consequences both to the Holder and the Company will differ depending on whether an option is an Incentive Stock Option or a Nonstatutory Option.

         NONSTATUTORY OPTIONS. As a general rule, no federal income tax is imposed on the Holder upon the grant of a Nonstatutory Option. Except as described below under the caption "-Potential Income Tax Consequences of Section 16(b) Liability," upon the exercise of a Nonstatutory Option, the Holder will be treated as receiving compensation taxable as ordinary income in the year of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock at the time of exercise over the option price paid for such shares of Common Stock. There is no item of tax preference upon such exercise. Upon a subsequent disposition of the shares received upon exercise of a Nonstatutory Option, any difference between the fair market value of the shares at the time of exercise and the amount realized on the disposition would be treated as capital gain or loss. Upon a Holder's exercise of a Nonstatutory Option and subject to certain limitations set forth in Section 162(m) of the Code, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation income is recognized to the Holder assuming the Company timely satisfies any federal income tax reporting requirements.

         INCENTIVE STOCK OPTIONS. No federal income tax is imposed on the Holder upon the grant or exercise of an Incentive Stock Option, except as described below under the caption "-Alternative Minimum Tax." If the Holder does not dispose of shares acquired pursuant to the exercise of an Incentive Stock Option within two years after the date the Option was granted or within one year after exercise, the difference between the option price and the amount realized on a subsequent disposition of the shares would be treated as capital gain or loss. In such event, the Company would not be entitled to any deduction in connection with the grant or exercise of the Option or the disposition of the shares so acquired.

         If, however, a Holder disposes of shares acquired pursuant to his exercise of an Incentive Stock Option prior to the end of the two-year or one-year holding period noted above, the disposition would be treated as a disqualifying disposition. The Holder would be treated as having received, at the time of disposition, compensation taxable as ordinary income equal to the excess of the fair market value of the shares at the time of exercise (or, in the case of a sale in which a loss would be recognized, the amount realized on such sale) over the option price, and any amount realized in excess of the fair market value of the shares at the time of exercise would be treated as capital gain. In such event, the Company may claim a deduction for compensation paid at the same time and in the same amount as compensation is treated as received by the Holder.

         ALTERNATIVE MINIMUM TAX. The excess of the fair market value of a share of Common Stock acquired upon the exercise of an Incentive Stock Option over the option price paid for such shares of Common Stock must be included in the Holder's alternative minimum taxable income for the year in which such exercise occurs. If, however, the Holder exercises the Incentive Stock Option and disposes of the shares of Common Stock acquired upon such exercise in the same taxable year and the amount realized is less than the fair market value of the shares on the exercise date, the amount included in the Holder's alternative minimum taxable income will not exceed the amount realized over the adjusted basis of the Common Stock.

         PAYMENT OF OPTION PRICE IN STOCK. In the case of a Nonstatutory Option, if the option price is paid by the delivery of shares of Common Stock previously acquired by the Holder having a fair market value equal to the option price ("Previously Acquired Stock"), gain or loss would not be recognized on the exchange of the Previously Acquired Stock for a like number of shares pursuant to such exercise of the Option. The Holder's basis in the number of shares of Common Stock received equal to the Previously Acquired Stock would be the same as his basis in the Previously Acquired Stock. The Holder would, however, be treated as receiving compensation taxable as ordinary income equal to the fair market value on the date of exercise of the shares of Common Stock received in excess of the number of shares of Previously Acquired Stock, and the Holder's basis in such excess shares would be equal to their fair market value at the time of exercise, except as described below under the caption "-Potential Income Tax Consequences of Section 16(b) Liability."

         In the case of an Incentive Stock Option, the federal income tax consequences to the Holder of the payment of the option price with Previously Acquired Stock will depend on the nature of the Previously Acquired Stock. If the Previously Acquired Stock was acquired through the exercise of a qualified stock option, an Incentive Stock Option or an option granted under an employee stock purchase plan (a "Statutory Option") and if such Previously Acquired Stock is being transferred prior to the expiration of the applicable minimum statutory holding period, the transfer would be treated as a disqualifying disposition of the Previously Acquired Stock. If the Previously Acquired Stock was acquired other than pursuant to the exercise of a Statutory Option, or was acquired pursuant to the exercise of a Statutory Option but has been held for the applicable minimum statutory holding period, no gain or loss would be recognized on the exchange. In either case, (i) the Holder's basis in the number of shares received equal to the number of shares of Previously Acquired Stock exchanged is the same as his basis in the Previously Acquired Stock, increased by any income recognized upon the disqualifying disposition of the Previously Acquired Stock,
(ii) the Holder's basis in the shares received in excess of the number of Previously Acquired Stock is zero, and (iii) the other Incentive Stock Option rules would apply.

         PAYMENT OF WITHHOLDING IN STOCK. In the case of a Nonstatutory Option, if the federal or state income tax withholding required with respect to the exercise of an Option is paid by the surrender of shares of Common Stock previously acquired by the Holder having a fair market value equal to the amount of such withholding ("Surrendered Shares"), any difference between the fair market value of the Surrendered Shares at the time of surrender and the adjusted basis of the Surrendered Shares would generally be treated as a capital gain or loss. If the Surrendered Shares were acquired through the exercise of a Statutory Option and if the Surrendered Shares are being surrendered prior to the expiration of the applicable minimum statutory holding period, the surrender would be treated as a disqualifying disposition of the Surrendered Shares. If the federal or state income tax withholding required with respect to the exercise of a Nonstatutory Option is paid instead by withholding from the total number of shares of Common Stock exercised a number of shares of Common Stock having a fair market value equal to the amount of such withholding, although there is no clear authority at this time, it is likely that the Holder would be treated as having fully exercised the Option with the same tax treatment as described above with respect to the exercise of an Option for cash and having subsequently sold the withheld shares to the Company with no gain or loss recognized on such sale.

         STOCK APPRECIATION RIGHTS. Except as described below under the caption "-Potential Income Tax Consequences of Section 16(b) Liability," upon the exercise of a Stock Appreciation Right, the Holder will be treated as receiving compensation taxable as ordinary income in the year of exercise, in an amount equal to the fair market value of the shares of Common Stock plus the amount of any cash distributed to the Holder. Upon a subsequent disposition of the shares of Common Stock received upon exercise of a Stock Appreciation Right, any difference between the amount realized on the disposition and the basis of the shares of Common Stock (ordinary income recognized) would be treated as capital gain or loss. Upon the exercise of a Stock Appreciation Right, the Company may claim a deduction for compensation paid in the same amount as compensation is recognized to the Holder.

         RESTRICTED STOCK. A Holder who has been granted a Restricted Stock Award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time, assuming that the restrictions constitute a substantial risk of forfeiture for federal income tax purposes. When the risk of forfeiture with respect to the Common Stock subject to such Award lapses, the Holder will realize ordinary income in an amount equal to the fair market value of the shares of Common Stock at such time, and, subject to
Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. All dividends and distributions (or the cash equivalent thereof) with respect to a Restricted Stock Award paid to the Holder before the risk of forfeiture lapses will also be compensation income to the Holder when paid and, subject to Section 162(m), deductible as such by the Company. The holder of a Restricted Stock Award may elect under Section 83(b) of the Code to be taxed at the time of grant of the Restricted Stock Award on the fair market value of the shares of Common Stock, in which case the Company, subject to Section 162(m), will be entitled to a deduction at the same time and in the same amount, and there will be no further federal income tax consequences with respect to the Restricted Stock Award when the risk of forfeiture lapses. Such election must be made not later than 30 days after the grant of the Restricted Stock Award to the Holder and is irrevocable. All dividends or distributions with respect to a Restricted Stock Award for which such an election has been made and which are paid to the Holder before the risk of forfeiture lapses will be taxable as dividend income to the Holder when paid and not deductible by the Company.

         POTENTIAL INCOME TAX CONSEQUENCES OF SECTION 16(b) LIABILITY. If shares of Common Stock are received upon the exercise of a Nonstatutory Option or a Stock Appreciation Right by a Holder who is subject to liability under Section 16(b) of the Exchange Act, recognition of the compensation attributable to such exercise may under certain circumstances be postponed so long as a sale at a profit of the shares so acquired could subject the Holder to suit under Section 16(b) of the Exchange Act, but not for more than six months. See "Compliance with Securities Laws; Other Limitations - Section 16(b)." above. One effect of any such postponement would be to measure the amount of compensation taxable to the Holder as ordinary income by reference to the fair market value of such shares at the time such liability to suit under Section 16(b) of the Exchange Act no longer exists (rather than at the earlier date of exercise of the Option). Similarly, the fair market value of such shares at such time would become the Holder's basis in the shares for purposes of computing gain or loss upon a subsequent disposition, and the Holder's holding period for the shares would date from that time. A Holder may, however, elect with respect to such shares, pursuant to Section 83(b) of the Code, to recognize the compensation attributable to such exercise at the time of such exercise, in which case his tax treatment would be as described above under the caption "- Nonstatutory Options" or the caption "- Stock Appreciation Rights." Such election must be made not later than 30 days after the date such shares are transferred to the Holder and is irrevocable.

         SECTION 162(m). Section 162(m) of the Code precludes a public corporation from taking a deduction for compensation in excess of $1 million paid in a taxable year to its chief executive officer or any of its four other highest-paid officers. Compensation that qualifies under Section 162(m) as "performance-based" is, however, specifically exempt from the deduction limit. Based on current interpretive authority, the Company's ability to deduct compensation income generated in connection with the exercise of Options granted under the Plan should not be limited by Section 162(m) provided that the purchase price per share of Common Stock subject to such Option is not less than the fair market value of a share of Common Stock at the time such Option is granted. The Plan has been designed to provide flexibility with respect to whether Restricted Stock Awards will qualify as performance-based compensation under Section 162(m) and, therefore, be exempt from the deduction limit. If the forfeiture restrictions relating to a Restricted Stock Award are based solely upon the satisfaction of one of the performance criteria set forth in the Plan, then the compensation expense relating to such an Award should be deductible by the Company if the Restricted Stock Award vests. Compensation expense deductions relating to a Restricted Stock Award will, however, be subject to the Section 162(m) deduction limitation if the Award vests based upon any other criteria set forth in such Award (such as the occurrence of a Corporate Change or vesting based upon continued service with the Company).

         PARACHUTE PAYMENT SANCTIONS. Certain provisions in the Plan or included in an agreement incident to the Plan may afford an employee special protections or payments that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company's assets. To the extent triggered by the occurrence of any such event, these special protections or payments may constitute "parachute payments" which, when aggregated with other parachute payments received by the employee, if any, could result in the employee's receiving "excess parachute payments" (a portion of which would be allocated to those protections or payments derived from the Plan). The Company would not be allowed a deduction for any such excess parachute payments and the employee would be subject to a nondeductible 20% excise tax upon such payments in addition to income tax otherwise owed with respect to such payments.

         GENERAL. The Plan is not qualified under Section 401(a) of the Code. The United States Department of Labor has not yet issued definitive regulations or other authority regarding the applicability of ERISA to stock option plans, such as the Plan. Subject to the issuance of regulations or other authority to the contrary, the Company believes the Plan is not subject to any provisions of ERISA.

         THE FOREGOING SUMMARY IS BASED UPON THE APPLICABLE PROVISIONS OF THE CODE AS CURRENTLY IN EFFECT AND THE TREASURY REGULATIONS AND PROPOSED TREASURY REGULATIONS AND INTERNAL REVENUE SERVICE RULINGS THEREUNDER. EACH PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF PARTICIPATION IN THE PLAN, INCLUDING THE APPLICATION OF ANY STATE, LOCAL AND FOREIGN TAX LAWS WHICH MAY DIFFER FROM UNITED STATES FEDERAL TAX TREATMENT AND THE EFFECT OF OTHER STATE, LOCAL AND FOREIGN LAWS, INCLUDING COMMUNITY PROPERTY LAWS.

DEFINITIONS

         As used herein, the following terms shall have the meanings set forth below:

         An "AWARD" means, individually or collectively, any Option or Restricted Stock Award.

         The "BOARD" means the Board of Directors of the Company.

         "CHANGE OF CONTROL VALUE" means (i) the per share price offered to shareholders of the Company in any merger, consolidation, sale of assets or dissolution transaction, (ii) the price per share offered to shareholders of the Company in any tender offer or exchange offer whereby a Corporate Change takes place, or (iii) if such Corporate Change occurs other than pursuant to a tender or exchange offer, the fair market value per share of the shares into which Awards are exercisable, as determined by the Committee. In the event that the consideration offered to shareholders of the Company consists of anything other than cash, the Committee will determine the fair cash equivalent of the portion of the consideration offered that is other than cash.

         The "CODE" means the Internal Revenue Code of 1986, as amended.

         The "COMMISSION" means the Securities and Exchange Commission.

         The "COMMITTEE" means a committee of, and appointed by, the Board, which will be comprised solely of two or more outside Directors (within the meaning of the term "outside directors" as used in Section 162(m) of the Code and within the meaning of "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act). Members of the Committee will be appointed and removed in accordance with the procedures established by the Board or set forth in the Company's governing documents, as in effect from time to time. Members of the Committee will serve until they resign or are so removed.

         "COMMON STOCK" means the common stock, par value $.01 per share, of the Company.

         The "COMPANY" means BMC Software, Inc.

         "CORPORATE CHANGE" means the occurrence of any of the following events:
(i) the Company shall not be the surviving entity in any merger, consolidation or other reorganization (or survives only as a subsidiary of an entity), (ii) the Company sells, leases or exchanges or agrees to sell, lease or exchange all or substantially all of its assets to any other person or entity, (iii) the Company is to be dissolved and liquidated, (iv) any person or entity, including a "group" as contemplated by Section 13(d)(3) of the Exchange Act, acquires or gains ownership or control (including the power to vote) of more than 50% of the outstanding shares of the Company's voting stock (based upon voting power) or
(v) as a result of or in connection with a contested election of Directors, the persons who were Directors of the Company before such election shall cease to constitute a majority of the Board.

         A "DIRECTOR" means an individual elected to the Board by the shareholders of the Company or by the Board under applicable corporate law who is serving on the Board on the date the Plan is adopted by the Board or is elected to the Board after such date.

         An "EMPLOYEE" means any person (including a Director) in an employment relationship with the Company or any parent or subsidiary corporation (as defined in Section 424 of the Code).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         The "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FAIR MARKET VALUE" means, as of any specified date, the mean of the high and low sales prices of the Common Stock (i) reported by the NASDAQ-National Market System on that date or (ii) if the Common Stock is listed on a national stock exchange, reported on the stock exchange composite tape on that date; or, in either case, if no prices are reported on that date, on the last preceding date on which such prices of the Common Stock are so reported. If the Common Stock is traded over the counter at the time a determination of its value is required to be made, its Fair Market Value will be deemed to be equal to the average between the reported high and low or closing bid and asked prices of Common Stock on the most recent date on which Common Stock was publicly traded. If the Common Stock is not publicly traded at the time a determination of its value is required to be made, the determination of its Fair Market Value will be made by the Committee in such manner as it deems appropriate.

         "FORFEITURE RESTRICTIONS" has the meaning ascribed to such term under the caption "Restricted Stock Awards - Forfeiture Restrictions."

         A "HOLDER" means an employee who has been granted an Award.

         An "INCENTIVE STOCK OPTION" means an incentive stock option within the meaning of Section 422 of the Code.

         A "NONSTATUTORY OPTION" means an Option that does not constitute an incentive stock option within the meaning of Section 422 of the Code.

         An "OPTION" means an Award granted pursuant to the Plan that gives the Holder of such award the right to purchase a certain number of shares of Common Stock. Such term includes both Incentive Stock Options and Nonstatutory Options.

         An "OPTION AGREEMENT" means a written agreement between the Company and a Holder with respect to an Option.

         The "PLAN" means the BMC Software, Inc. 1994 Employee Incentive Plan, as Amended and Restated Effective as of August 25, 1997, as the same may be amended from time to time.

         "PREVIOUSLY ACQUIRED STOCK" has the meaning ascribed to such term under the caption "United States Federal Income Tax Effects of Plan Participation - Payment of Option Price in Stock."

         The "REGISTRATION STATEMENT" means the Form S-8 Registration Statement (Registration No. 033-63411) filed by the Company with the Commission with respect to the offer and sale of Common Stock pursuant to the Plan.

         A "RESTRICTED STOCK AGREEMENT" means a written agreement between the Company and a Holder with respect to a Restricted Stock Award.

         A "RESTRICTED STOCK AWARD" means an Award, granted pursuant to the Plan, of shares of Common Stock that are subject to certain restrictions.

         "RESTRICTION PERIOD" means the period of time during which a Restricted Stock Award is subject to Forfeiture Restrictions.

         The "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "STATUTORY OPTION" has the meaning ascribed to such term under the caption "United States Federal Income Tax Effects of Plan Participation - Payment of Option Price in Stock."

         "STOCK APPRECIATION RIGHTS" has the meaning ascribed to such term under the caption "Options - Option Agreement."

         "SURRENDERED SHARES" has the meaning ascribed to such term under the caption "United States Federal Income Tax Effects of Plan Participation - Payment of Withholding in Stock."

         "TREASURY REGULATIONS" means regulations issued by the Department of the Treasury applicable to the Code.